American Dairy Receives Extension from
the NYSE Regarding Filing of 2007 Form 10-K

BEIJING, October 14, 2008 /PRNewswire-FirstCall/ -- American Dairy, Inc. (NYSE Arca: ADY), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that it has received an extension from the New York Stock Exchange, allowing the Company an additional six month period, until March 31, 2009, to file its annual report on Form 10-K for the year ended December 31, 2007. The Company’s shares of common stock will continue to trade on the NYSE Arca during that period, subject to ongoing monitoring and reassessment by the NYSE.

As previously announced, the Company  engaged Grant Thornton, the Hong Kong member firm of Grant Thornton International, as its independent registered public accounting firm earlier in 2008 and proactively initiated voluntary reaudits of the Company’s financial statements for certain prior years (the “Reaudits”). When the Reaudits are completed, the Company expects to file reports with the SEC that will include financial statements for the periods that are the subject of the Reaudits, for the 2007 fiscal year, and for interim periods in 2008.

About American Dairy, Inc.

American Dairy, Inc. conducts operations in The People's Republic of China ("China") through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China. Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang. http://www.americandairyinc.com / http://www.feihe.com

Forward Looking Statements

Certain of the statements made herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements represent current expectations or forecasts of future events and are not guarantees of future performance. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the Company’s ability to complete preparation of financial statements for applicable periods, the completion of the Reaudits and the audit for 2007, related review of the foregoing both internally and by the Company’s independent auditors, the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT

In the U.S.:
Ashley Ammon
ICR, Inc.
1-203-682-8200

In China
Wei-Jung Yang
ICR, Inc.
+86 8523-3088